Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of December 18, 2006, is by and between LIPID SCIENCES, INC, a Delaware corporation (the “Company”), and each of the entities whose names appear on the signature pages hereof.  With the exception Oppenheimer & Co. Inc. (“Placement Agent”), such entities are each referred to herein as an “Investor” and, collectively, as the “Investors.”

The Company has agreed, on the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated as of December 18, 2006 (the “Stock Purchase Agreement”), to issue and sell to each Investor named therein shares (“Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

The Company has agreed, on the terms and subject to the conditions set forth in the placement agent letter agreement, dated as of November 30, 2006 (the “Placement Agent Agreement”), to issue to Placement Agent warrants exercisable for shares of the Company’s Common Stock equal to 4% of the number of Shares sold to the Investors (the “Warrants”).  The shares of Common Stock into which the Warrants are exercisable are referred to herein as the “Warrant Shares,” and the Shares, the Warrants and the Warrant Shares are collectively referred to herein as the “Securities.”

In order to induce each Investor to enter into the Stock Purchase Agreement and the Placement Agent, the Placement Agent Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”), and under applicable state securities laws.

In consideration of each Investor entering into the Stock Purchase Agreement, and the Placement Agent entering into the Placement Agent Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                       DEFINITIONS.

For purposes of this Agreement, the following terms shall have the meanings specified:

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Commission is closed or on which banks in the City of New York are authorized by law to be closed.

“Commission” means the Securities and Exchange Commission.

“Effective Date” means the date on which the Registration Statement is declared effective by the Commission.

“Filing Deadline” means the thirtieth (30th) calendar day following the Closing Date.

“Holder” means any person owning or having the right to acquire, through exercise of the Warrants or otherwise, Registrable Securities, including initially the Placement Agent each Investor and thereafter any permitted assignee thereof.

“Registrable Securities” means the Shares and the Warrant Shares and any other shares of Common Stock issuable pursuant to the terms of the Stock Purchase Agreement or the

Warrants, any shares of capital stock issued or issuable from time to time (with any adjustments) in replacement of, in exchange for or otherwise in respect of the Shares or the Warrant Shares, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

“Registration Deadline” means the earlier to occur of (i) the ninetieth (90th) calendar day following the Closing Date and (ii) the fifth (5th) Business Day following the day on which the Commission informs the Company that no review of the Registration Statement will be made by the staff of the Commission or that the staff of the Commission has no further comments on the Registration Statement.

“Registration Period” has the meaning set forth in Section 2(c) of this Agreement.

“Registration Statement” means a registration statement or statements, including amendments and supplements, prepared in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act (“Rule 415”) or any successor rule providing for the offering of securities on a continuous or delayed basis.

Capitalized terms used herein and not otherwise defined shall have the respective meanings specified in the Stock Purchase Agreement.

2.                                       REGISTRATION.

(a)           Filing of Registration Statement.  On or before the Filing Deadline, the Company shall prepare and file with the Commission a Registration Statement on Form S-3 as a “shelf” registration statement under Rule 415 covering the resale of the Registrable Securities.  Such Registration Statement shall state, to the extent permitted by Rule 416 under the Securities Act, that it also covers such indeterminate number of additional shares of Common Stock as may become issuable upon the exercise of the Warrants in order to prevent dilution resulting from stock splits, stock dividends, recapitalization, reorganization reclassification or other event that subdivides all of the outstanding shares of Common Stock.

(b)           Effectiveness.  The Company shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable following the filing thereof, but in no event later than the Registration Deadline.  The Company shall respond promptly to any and all comments made by the staff of the Commission with respect to the Registration Statement, and shall submit to the Commission, within three (3) Business Days after the Company learns that no review of the Registration Statement will be made by the staff of the Commission or that the staff of the Commission has no further comments on the Registration Statement, as the case may be, a request for acceleration of the effectiveness of such Registration Statement to a time and date not later than two (2) Business Days after the submission of such request.  The Company will maintain the effectiveness of each Registration Statement filed pursuant to this Agreement until the earlier to occur of (i) the date on which all of the Registrable Securities eligible for resale thereunder have been publicly sold pursuant to either the Registration Statement or Rule 144, and (ii) the date on which all of the Registrable Securities remaining to be sold under such Registration Statement may be immediately sold to the public under Rule 144(k) under the Securities Act (“Rule 144(k)”) or any successor provision (the period beginning on the Closing Date and ending on the earlier to occur of (i) or (ii) above being referred to herein as the “Registration Period”).

(c)           For a total of no more than twenty (20) Business Days in any twelve (12) month period, the Company may, due to the existence of material non-public information concerning the

Company, suspend the use of any Prospectus included in any registration statement contemplated by this Section if, in the good faith opinion of the Company following consultation with legal counsel, such information would be required to be disclosed in such Prospectus and the disclosure of such information at such time would have a Material Adverse Effect upon the Company (an “Allowed Delay”); provided that the Company shall promptly (a) notify the Holders in writing of the existence of (but in no event, without the prior written consent of a Holder, shall the Company disclose to such Holder any of the facts or circumstances regarding) material non-public information giving rise to an Allowed Delay, (b) advise the Holders in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (c) use reasonable best efforts to terminate an Allowed Delay as promptly as practicable.

(d)           Registration Default.  If (i) the Registration Statement is not filed on or before the Filing Deadline or declared effective by the Commission on or before the Registration Deadline, (ii) after the Registration Statement has been declared effective by the Commission, other than during an Allowed Delay, sales of Registrable Securities (other than such Registrable Securities as are then freely saleable pursuant to Rule 144(k)) cannot be made by a Holder under a Registration Statement for any reason not within the exclusive control of such Holder or (iii) other than during an Allowed Delay, an amendment or supplement to a Registration Statement, or a new registration statement, required to be filed pursuant to the terms of this Agreement is not filed as required hereunder (each of the events described in the foregoing clauses (i), (ii) and (iii) being referred to herein as a “Registration Default”), the Company shall make cash payments to each Holder equal to one and one half percent (1.5%) of the aggregate Purchase Price paid by such Holder for such Holder’s Registrable Securities for each thirty (30) day period (pro-rated for partial 30-day periods) in which a Registration Default exists. Each such payment shall be paid exclusively with respect to the Shares only, and for the avoidance of doubt, not with respect to the Warrant Shares or any shares of Common Stock issuable pursuant to the terms of the Warrants.  Each such payment shall be required to be made under this Section 2(d) shall be made within five (5) Business Days following the last day of each calendar month in which a Registration Default exists.  Any such payment shall be in addition to any other remedies available to each Holder at law or in equity, whether pursuant to the terms hereof, the Stock Purchase Agreement or otherwise.

(e)           Allocation of Warrant Shares.  The initial number of Shares and Warrant Shares included in any Registration Statement and each increase in the number thereof included therein shall be allocated pro rata among the Holders based on the aggregate number of Registrable Securities issued or issuable to each Holder at the time the Registration Statement covering such initial number of Registrable Securities or increase thereof is declared effective by the Commission (such number to be determined using the Exercise Price in effect at such time and without regard to any restriction on the ability of a Holder to exercise such Holder’s Warrant as of such date).  In the event that a Holder sells or otherwise transfers any of such Holder’s Registrable Securities, each transferee shall be allocated the portion of the then remaining number of Registrable Securities included in such Registration Statement allocable to the transferor.

(f)            Registration of Other Securities.  During the period beginning on the date hereof and ending on the Effective Date, the Company shall refrain from filing any registration statement (other than (i) a Registration Statement filed hereunder or (ii) a registration statement on Form S-8 with respect to stock option plans and agreements and stock plans currently in effect and disclosed in the Stock Purchase Agreement or the schedules thereto. In no event shall the Company include any securities other than Registrable Securities, and such indeterminate number of additional shares of Common Stock as may become issuable upon the exercise of the Warrants in order to prevent dilution resulting from stock splits, stock dividends, recapitalization, reorganization reclassification or other event that subdivides all of the outstanding shares of Common Stock on any Registration Statement filed by the Company on behalf of the Holders pursuant to the terms hereof

3.                                       OBLIGATIONS OF THE COMPANY.

In addition to performing its obligations hereunder, including, without limitation, those pursuant to Section 2 of this Agreement, the Company shall, with respect to each Registration Statement:

(a)           prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act or to maintain the effectiveness of such Registration Statement during the Registration Period, or as may be reasonably requested by a Holder in order to incorporate information concerning such Holder or such Holder’s intended method of distribution;

(b)           [Intentionally Omitted];

(c)           so long as a Registration Statement is effective covering the resale of the applicable Registrable Securities owned by a Holder, furnish to each Holder such number of copies of the prospectus included in such Registration Statement, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request in order to facilitate the disposition of such Holder’s Registrable Securities;

(d)           use reasonable best efforts to register or qualify the Registrable Securities under the securities or “blue sky” laws of such jurisdictions within the United States as shall be reasonably requested from time to time by a Holder, and do any and all other acts or things which may reasonably be necessary or advisable to enable such Holder to consummate the public sale or other disposition of the Registrable Securities in such jurisdictions; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction;

(e)           notify each Holder promptly after becoming aware of the occurrence of any event (but shall not, without the prior written consent of such Holder, disclose to such Holder any facts or circumstances constituting material non-public information) as a result of which the prospectus included in such Registration Statement, as then in effect, contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and as promptly as practicable prepare and file with the Commission and furnish to each Holder a reasonable number of copies of a supplement or an amendment to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;

(f)            use commercially reasonable efforts to prevent the issuance of any stop order or other order suspending the effectiveness of such Registration Statement and, if such an order is issued, use commercially reasonable efforts to obtain the withdrawal thereof as promptly as practicable and notify each Holder in writing of the issuance of such order and the resolution thereof;

(g)           furnish to each Holder, on the date that such Registration Statement, or any successor registration statement, becomes effective, a letter, dated such date, signed by an officer of or counsel to the Company and addressed to such Holder, confirming such effectiveness and, to the knowledge of such officer or such counsel, the absence of any stop order;

(h)           provide to each Holder and its representatives the reasonable opportunity to conduct a reasonable inquiry of the Company’s financial and other records during normal business hours and make available during normal business hours and with reasonable advance notice its officers, directors and employees for questions regarding information which such Holder may reasonably request in order to fulfill any due diligence obligation on its part; and

(i)            permit counsel for each Holder to review such Registration Statement and all amendments and supplements thereto, and any comments made by the staff of the Commission concerning such Holder and/or the transactions contemplated by the Transaction Documents and the Company’s responses thereto, within a reasonable period of time prior to the filing thereof with the Commission (or, in the case of comments made by the staff of the Commission, within a reasonable period of time following the receipt thereof by the Company).

4.                                       OBLIGATIONS OF EACH HOLDER.

In connection with the registration of Registrable Securities pursuant to a Registration Statement, each Holder shall:

(a)           at least five (5) Business Days prior to the first anticipated filing date of any Registration Statement, furnish to the Company such information in writing regarding itself (including a shareholder questionnaire) and the intended method of disposition of such Registrable Securities as the Company shall reasonably request in order to effect the registration thereof;

(b)           upon receipt of any notice from the Company of the happening of any event of the kind described in Sections 2(c), 3(e) or 3(f) of this Agreement, immediately discontinue any sale or other disposition of such Registrable Securities pursuant to such Registration Statement until (i) in the case of any event described in Section 2(c), notice from the Company that the Allowed Delay has ended and sales under the Registration Statement may resume, (ii) the filing of an amendment or supplement as described in Section 3(e) of this Agreement or (iii) withdrawal of the stop order referred to in Section 3(f) of this Agreement, and use reasonable best efforts to maintain the confidentiality of such notice and its contents;

(c)           to the extent required by applicable law, deliver a prospectus to the purchaser of such Registrable Securities;

(d)           in response to a request from the Company, promptly disclose to the Company the number of Registrable Securities then held by it; and

(e)           promptly notify the Company in the event that any information supplied by such Holder in writing for inclusion in such Registration Statement or related prospectus is untrue or omits to state a material fact required to be stated therein or necessary to make such information not misleading in light of the circumstances then existing; immediately discontinue any sale or other disposition of such Registrable Securities pursuant to such Registration Statement until the filing of an amendment or supplement to such prospectus as may be necessary so that such prospectus does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and use reasonable best efforts to assist the Company as may be appropriate to make such amendment or supplement effective for such purpose.

5.                                       INDEMNIFICATION.

In the event that any Registrable Securities are included in a Registration Statement under this Agreement:

(a)           To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, the officers, partners, managers, members, shareholders, directors, employees, agents and representatives of such Holder, and each person, if any, who controls such Holder within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any and all losses, claims, damages and other liabilities (whether joint or several) (collectively, including reasonable legal expenses or other out-of-pocket expenses reasonably incurred in connection with investigating or defending same, “Losses”), insofar as any such Losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement under which such Registrable Securities were registered, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The foregoing indemnity shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be obligated to indemnify any person for any Loss to the extent that such Loss arises out of or is based upon (i) any disclosure or any omission or alleged omission (to state a material fact required to be stated therein or necessary to make statements therein not misleading) that is based upon or in conformity with written information furnished (or not furnished, in the case of an omission) by such person expressly for use in such Registration Statement or (ii) a failure of such person to deliver or cause to be delivered the final prospectus contained in the Registration Statement and made available by the Company, if such delivery is required by applicable law.

(b)           To the extent permitted by law, each Holder who is named in such Registration Statement as a selling shareholder, acting severally and not jointly, shall indemnify and hold harmless the Company, the officers, directors, employees, agents and representatives of the Company, and each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any and all Losses to the extent (and only to the extent) that any such Losses arise out of or are based upon (i) any disclosure or any omission or alleged omission (to state a material fact required to be stated therein or necessary to make statements therein not misleading) that is based upon or in conformity with written information furnished (or not furnished, in the case of an omission) by such person expressly for use in such Registration Statement, or (ii) a failure of such Holder to deliver or cause to be delivered the final prospectus contained in the Registration Statement and made available by the Company, if such delivery is required under applicable law.  The foregoing indemnity shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld, and may be withheld to the extent that any settlement or compromise does not include as an unconditional term thereof, a release of the indemnified party from all liability in respect of such claim or litigation without any admission as to fault); provided, however, that, in no event shall any indemnity under this Section 5(b) exceed the net proceeds resulting from the sale of the Registrable Securities sold by such Holder under such Registration Statement.

(c)           Promptly after receipt by an indemnified party under this Section 5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5, promptly deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in and to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonably incurred fees and expenses of one such counsel for all indemnified parties to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the delivery of notice of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 5 with respect to such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5 or with respect to any other action unless the indemnifying party is materially prejudiced as a result of not receiving such notice.

(d)           In the event that the indemnity provided in Sections 5(a) or 5(b) of this Agreement is unavailable or insufficient to hold harmless an indemnified party for any reason, the Company and each Holder agree, severally and not jointly, to contribute to the aggregate Losses to which the Company or such Holder may be subject in such proportion as is appropriate to reflect the relative fault of the Company and such Holder in connection with the statements or omissions which resulted in such Losses; provided, however, that in no case shall such Holder be responsible for any amount in excess of the net proceeds resulting from the sale of the Registrable Securities sold by it under the Registration Statement.  Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by the Company or by such Holder.  The Company and each Holder agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this Section 5(d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation.  For purposes of this Section 5, each person who controls a Holder within the meaning of either the Securities Act or the Exchange Act and each officer, partner, manager, member, shareholder, director, employee, agent or representative of such Holder shall have the same rights to contribution as such Holder, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act and each officer, director, employee, agent or representative of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 5(d).

(e)           The obligations of the Company and each Holder under this Section 5 shall survive the exercise of the Warrants in full, the completion of any offering or sale of Registrable Securities pursuant to a Registration Statement under this Agreement, or otherwise.

6.                                       REPORTS.

With a view to making available to each Holder the benefits of Rule 144 and any other similar rule or regulation of the Commission that may at any time permit such Holder to sell securities of the Company to the public without registration, the Company agrees to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144;

(b)           file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)           furnish to such Holder, so long as such Holder owns any Registrable Securities, promptly upon written request (i) a written statement by the Company, if true, that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) to the extent not publicly available through the Commission’s EDGAR database, a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the Commission, and

(iii) such other information as may be reasonably requested by such Holder in connection with such Holder’s compliance with any rule or regulation of the Commission which permits the selling of any such securities without registration.

7.                                       MISCELLANEOUS.

(a)           Expenses of Registration.  All reasonable expenses, other than underwriting discounts and commissions and fees and expenses of counsel and other advisors to each Holder, incurred in connection with the registrations, filings or qualifications described herein, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, the fees and disbursements of counsel for the Company, and the fees and disbursements incurred in connection with the opinion and letter described in Section 3(g) of this Agreement, shall be borne by the Company.

(b)           Amendment; Waiver.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended or waived except pursuant to a written instrument executed by the Company and the Holders of at least seventy-five percent (75%) of the Registrable Securities that are either then outstanding or are issuable on exercise of the Warrants then outstanding (without regard to any limitation on such exercise). Any amendment or waiver effected in accordance with this Section 7(b) shall be binding upon each Holder, each future Holder and the Company.  The failure of any party to exercise any right or remedy under this Agreement or otherwise, or the delay by any party in exercising such right or remedy, shall not operate as a waiver thereof.

(c)           Notices.  Any notice, demand or request required or permitted to be given by the Company or a Holder pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a reputable overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Lipid Sciences, Inc.
7068 Koll Center Parkway
Suite 401
Pleasanton, CA  94566
Attn:  Sandra Gardiner
Tel:  (925) 249-4000
Fax:  (925) 249-4080

with a copy (which shall not constitute notice) to:

Roger S. Mertz, Esq.
Allen Matkins Leck Gamble Mallory & Natsis LLP
Three Embarcadero Center, 12th Floor
San Francisco, California  94111-4074
Tel:  (415) 837-1515
Fax:  (415) 837-1516

and if to a Holder, to such address as shall be designated by such Holder in writing to the Company.

(d)           Assignment.  Upon the transfer of any Warrant or Registrable Securities by a Holder, the rights of such Holder hereunder with respect to such securities so transferred shall be assigned automatically to the transferee thereof, and such transferee shall thereupon be deemed to be a “Holder” for purposes of this Agreement, as long as:  (i) the Company is, within a reasonable period of time following such transfer, furnished with written notice of the name and address of such transferee, (ii) the transferee agrees in writing with the Company to be bound by all of the provisions hereof, and (iii) such transfer is made in accordance with the applicable requirements of the Stock Purchase Agreement or the Warrants, as applicable.

(e)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.  This Agreement, once executed by a party, may be delivered to any other party hereto by facsimile transmission.

(f)            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(g)           Holder of Record.  A person is deemed to be a Holder whenever such person owns or is deemed to own of record such Registrable Securities.  If the Company receives conflicting instructions, notices or elections from two or more persons with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the record owner of such Registrable Securities.

(h)           Entire Agreement.  This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein.  This Agreement and the other Transaction Documents supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(i)            Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j)            Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(k)           Confidentiality.  The Company shall hold in confidence and not make any disclosure of information concerning a Holder provided to the Company unless (i) disclosure of such information is necessary to comply with federal or state securities laws, (ii) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement, (iii) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction, or (iv) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement.  The Company agrees that it shall, upon learning that disclosure of such information concerning a Holder is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to such Holder and allow such Holder , at the Holder’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Registration Rights Agreement as of the date first-above written.

LIPID SCIENCES, INC.,
a Delaware corporation

By:	/s/ S. Lewis Meyer, Ph.D.
	Name:	S. Lewis Meyer, Ph.D.
	Its:	President and Chief Executive Officer

OPPENHEIMER & CO. INC.

By:
Name:
Its:

IN WITNESS WHEREOF, the undersigned have executed this Registration Rights Agreement as of the date first-above written.

(INVESTOR NAME)

By:		(Name of General Partner/Manager, if applicable)

By:
Name:
Title: